Filed pursuant to Rule 424(b)(3)
SEC File No. 333-258203

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated October 7, 2021)

INNOVIZ TECHNOLOGIES LTD.

PRIMARY OFFERING OF
16,231,241 ORDINARY SHARES

SECONDARY OFFERING OF
120,898,676 ORDINARY SHARES,
7,237,209 WARRANTS TO PURCHASE ORDINARY SHARES AND
7,137,209 ORDINARY SHARES UNDERLYING WARRANTS
 OF
 INNOVIZ TECHNOLOGIES LTD.

This prospectus supplement updates, amends and supplements the prospectus dated October 7, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-258203). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information on Innoviz360, a new, patent-pending HD LiDAR, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “INVZ” and “INVZW,” respectively. On January 4, 2022, the closing prices for our ordinary shares and warrants on the Nasdaq Stock Market LLC were $5.81 per ordinary share and $2.04 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 5, 2022.

On January 5, 2022, Innoviz introduced a new, patent-pending HD LiDAR sensor to its product line˗˗the Innoviz360. The Innoviz360 features 360°x64° degree coverage, 0.05°x0.05° resolution, and up to 1280 scanning lines and 300m range.  Featuring innovative automotive-grade LiDAR architecture, Innoviz360 is compatible with shuttles, robotaxis and trucks in the automotive space (Level 4 and Level 5) as well as with many non-automotive applications. Innoviz360 complements InnovizOne and InnovizTwo, our front looking LiDARs that are targeting high level of automation and are optimized for passenger vehicles (Level 2 and Level 3). In December 2021, we successfully launched the first B samples of automotive-grade InnovizTwo. We expect samples of Innoviz360 to be available in the fourth quarter of 2022.

According to our analysis and an IHS Markit report (December 2020), we expect the introduction of Innoviz360 to increase our Total Addressable Market (TAM) for non-automotive applications, which we expect to be $20 billion by 2030, in addition to $55 billion TAM for automotive applications.